Houston Wire & Cable Company Reports Results for the First Quarter of 2013

Increases Dividend by 22.2%

HOUSTON, TX -- (Marketwire - May 09, 2013) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the first quarter ended March 31, 2013.

Selected highlights were:

  Sales of $94.3 million
  Record operating cash flow of $12.0 million
  Net income of $3.9 million
  Diluted EPS of $0.22 per share
  Declared a dividend of $0.11 per share
  Debt falls to lowest level since 2011

Jim Pokluda, President and Chief Executive Officer commented, "Inconsistent market conditions, and varying levels of regional performance generated sales which grew approximately 2% over the prior year period when adjusted for the reduction in the price of metals. Weakness in certain geographic regions was offset by strong demand in upstream and midstream oil and gas markets and increased industrial demand in the Gulf Coast region. Overall, MRO demand was up slightly while project activity was down slightly."

"Sales of recently introduced new products such as specialty oil and gas cables and aluminum cables continued to drive performance. Operating cash flow was solid and debt reduction exceeded expectations. Similar to prior quarters, our largest markets performed well and we remain positive in our view that sales and profitability will continue to slowly improve throughout the year.

Gross margin increased to 22.7% as a result of a change in product sales mix. Operating expenses were up $0.7 million or 4.6%, due primarily to additional headcount, principally in sales and marketing. This increase compressed operating margins, which fell to 6.8%, down 40 basis points from 2012.

Interest expense of $0.3 million was flat with the prior year period. An 18% reduction in outstanding debt reduced the balance to its lowest quarterly level since December 2011. The average effective interest rate declined by 9.5%, from 2.1% in 2012 to 1.9% in 2013.

Net income of $3.9 million decreased by 3.8% or $0.2 million from the first quarter of 2012. Diluted earnings per share were $0.22 compared to $0.23 in the comparative year period.

Pokluda further commented, "We are very pleased our strong balance sheet and solid financial performance allowed us to increase our dividend 22.2% to $0.11 per share."

Conference Call
The Company will host a conference call to discuss first quarter results today, Thursday, May 9, 2013, at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until May 16, 2013.

Replay, Toll-Free #: (855) 859-2056
Replay, Toll #: (404) 537-3406
Conference ID # 59574627

About the Company
With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                         Consolidated Balance Sheets
                      (In thousands, except share data)

                                                 March 31,     December 31,
                                                    2013           2012
                                               -------------  -------------
                                                (unaudited)
Assets
Current assets:
  Cash                                         $          --  $         274
  Accounts receivable, net                            59,218         65,892
  Inventories, net                                    81,767         84,662
  Deferred income taxes                                2,631          2,455
  Prepaids                                             1,125            841
                                               -------------  -------------
Total current assets                                 144,741        154,124

Property and equipment, net                            5,787          5,824
Intangible assets, net                                11,533         11,967
Goodwill                                              25,082         25,082
Other assets                                             143            158
                                               -------------  -------------
Total assets                                   $     187,286  $     197,155
                                               =============  =============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                               $       3,855  $          --
  Trade accounts payable                              10,481         12,330
  Accrued and other current liabilities                9,126         15,379
  Income taxes                                         2,481              5
                                               -------------  -------------
Total current liabilities                             25,943         27,714

Debt                                                  48,010         58,588
Other long term obligations                              103            103
Deferred income taxes                                  1,534          1,670
                                               -------------  -------------
Total liabilities                                     75,590         88,075
                                               -------------  -------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                            --             --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,910,794 and 17,899,499 outstanding at
   March 31, 2013 and December 31, 2012,
   respectively                                           21             21
  Additional paid-in-capital                          55,475         55,291
  Retained earnings                                  106,499        104,252
  Treasury stock                                     (50,299)       (50,484)
                                               -------------  -------------
Total stockholders' equity                           111,696        109,080
                                               -------------  -------------
Total liabilities and stockholders' equity     $     187,286  $     197,155
                                               =============  =============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                                       Three Months Ended
                                                            March 31,
                                                    ------------------------
                                                        2013         2012
                                                    -----------  -----------

Sales                                               $    94,304  $    94,462
Cost of sales                                            72,925       73,324
                                                    -----------  -----------
Gross profit                                             21,379       21,138

Operating expenses:
  Salaries and commissions                                7,967        7,229
  Other operating expenses                                6,281        6,374
  Depreciation and amortization                             745          733
                                                    -----------  -----------
Total operating expenses                                 14,993       14,336
                                                    -----------  -----------

Operating income                                          6,386        6,802
Interest expense                                            273          266
                                                    -----------  -----------
Income before income taxes                                6,113        6,536
Income taxes                                              2,251        2,520
                                                    -----------  -----------
Net income                                          $     3,862  $     4,016
                                                    ===========  ===========

Earnings per share:
  Basic                                             $      0.22  $      0.23
                                                    ===========  ===========
  Diluted                                           $      0.22  $      0.23
                                                    ===========  ===========
Weighted average common shares outstanding:
  Basic                                              17,752,682   17,698,600
                                                    ===========  ===========
  Diluted                                            17,845,442   17,814,902
                                                    ===========  ===========

Dividend declared per share                         $      0.09  $      0.09
                                                    ===========  ===========

                        HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Cash Flows
                                 (Unaudited)
                               (In thousands)

                                                         Three Months
                                                        Ended March 31,
                                                   ------------------------
                                                       2013         2012
                                                   -----------  -----------

Operating activities
Net income                                         $     3,862  $     4,016
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                            745          733
  Amortization of capitalized loan costs                     5            5
  Amortization of unearned stock compensation              245          268
  Provision for doubtful accounts                          (59)           9
  Provision for returns and allowances                      25          (96)
  Provision for inventory obsolescence                     210          158
  Deferred income taxes                                   (312)        (108)
  Changes in operating assets and liabilities:
    Accounts receivable                                  6,708       (5,146)
    Inventories                                          2,685      (12,291)
    Prepaids                                              (284)        (201)
    Other assets                                            10           (2)
    Book overdraft                                       3,855        3,316
    Trade accounts payable                              (1,849)       4,708
    Accrued and other current liabilities               (6,272)      (2,941)
    Income taxes payable                                 2,475        2,564
    Other long term obligations                             --           (3)
                                                   -----------  -----------
Net cash provided by (used in) operating activities     12,049       (5,011)

Investing activities
  Expenditures for property and equipment                 (274)        (101)
                                                   -----------  -----------
Net cash used in investing activities                     (274)        (101)

Financing activities
  Borrowings on revolver                                94,696       94,060
  Payments on revolver                                (105,274)     (87,466)
  Proceeds from exercise of stock options                  122          137
  Excess tax benefit for stock options                       5           28
  Payment of dividends                                  (1,596)      (1,593)
  Purchase of treasury stock                                (2)         (54)
                                                   -----------  -----------
Net cash (used in) provided by financing activities    (12,049)       5,112
                                                   -----------  -----------

Net change in cash                                        (274)          --
Cash at beginning of period                                274           --
                                                   -----------  -----------

Cash at end of period                              $        --  $        --
                                                   ===========  ===========

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com